UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2009 (February 10, 2009)

Synthesis Energy Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33522	20-2110031
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Three Riverway, Suite 300 Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 579-0600

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On February 10, 2009, Robert Rigdon, the Chief Operating Officer and Senior Vice President of Corporate Development of Synthesis Energy Systems, Inc. (the “Company”), and Kevin Kelly, the Company’s Controller and Chief Accounting Officer, each participated in the Company’s option exchange program.

Prior to the exchange, Mr. Rigdon had a grant of options to acquire 175,000 shares which vested based on the achievement of certain performance criteria, as well as options to purchase 175,000 shares of common stock which vested in four equal installments, with the first installment vesting on the first anniversary of the date of grant and the remainder vesting annually over the next three years. As a result of the exchange, Mr. Rigdon has options to acquire 87,500 shares which vest based on the achievement of the same performance criteria as the prior performance based grant, as well as options to purchase 87,500 shares of common stock on the same time based vesting schedule as the prior time based grant. In addition, on the same date, the Company granted a new option to Mr. Rigdon to acquire 75,000 shares of the Company’s common stock, which options shall vest as to 25% of the shares on each of the first four anniversary dates after the date of the new grant, beginning on the first anniversary thereof. The exercise price for the new option grants is $0.43 per share.

Prior to the exchange, Mr. Kelly had two grants of options, one to purchase 75,000 shares of common stock and one to purchase 25,000 shares, each of which vested in four equal installments, with the first installment vesting on the first anniversary of the date of grant and the remainder vesting annually over the next three years. Mr. Kelly only exchanged his option to acquire 75,000 shares for a new grant to purchase 37,500 shares, on the same time based vesting schedule as the original grant. The exercise price for the new option grant is $0.43 per share.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Synthesis Energy Systems, Inc.

Dated: February 17, 2009

      /s/ Timothy E. Vail
Timothy E. Vail
President and Chief Executive Officer